Exhibit 5.3

[McGuireWoods LLP Letterhead]

September 30, 2011

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:	Bank of America Corporation Post-Effective Amendment No. 1 to Registration Statement on

Form S-3 (Registration Statement No. 333-158663)

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”) in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration Statement No. 333-158663) (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission by the Corporation pursuant to the Securities Act of 1933, as amended. The Registration Statement includes a market-maker prospectus intended for use by the Corporation’s direct or indirect wholly-owned subsidiaries in connection with offers and sales related to secondary market transactions in debt securities (the “Debt Securities”), preferred stock (the “Preferred Stock”), depositary shares (the “Depositary Shares”), purchase contracts (the “Purchase Contracts”), junior subordinated notes (the “Junior Subordinated Notes”) and guarantees (the “Guarantees,” and together with the Debt Securities, the Preferred Stock, the Depositary Shares, the Purchase Contracts and the Junior Subordinated Notes, the “Securities”), in each case previously issued by the Corporation and its predecessors.

As such counsel, we have examined and are familiar with such original or photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and its subsidiaries and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinions set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photocopies thereof and the authenticity of the originals of such copies. We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.

Based on the foregoing, we are of the opinion that (i) the Debt Securities, the Depositary Shares, the Purchase Contracts, the Junior Subordinated Notes and the Guarantees were validly authorized and issued by the Corporation, or assumed by the Corporation, as the case may be, and are binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, receivership, conservatorship, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers and to the application of principles of public policy, and (ii) the shares of Preferred Stock were validly authorized and legally issued by the Corporation and are fully paid and non-assessable.

With respect to any Securities denominated or payable in a currency other than U.S, dollars, we call your attention to the fact that, as of the date of this opinion, a judgment for money in an action based on securities or instruments denominated in foreign currencies in a federal or state court in the United States ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the foreign currency in which a particular security or instrument is denominated into U.S. dollars will depend upon various factors, including the court in which the judgment is entered. We express no opinion as to whether a court would award a judgment in a currency other than U.S. dollars or the particular data or rate of exchange that would be used by such court in the entry of a judgment.

In rendering this opinion, we are now expressing an opinion as to any matters governed by the laws of any jurisdiction other than the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), as in effect on the date hereof, and we express no opinion as to the applicability of the laws of any other jurisdiction or as of any other date. This opinion is rendered to you and for your benefit solely in connection with the registration of the Securities to be offered and sold by the Corporation’s subsidiaries in market-making transactions. This opinion may not be relied on by you for any other purpose and may not be relied upon by, nor may copies thereof be provided to, any other person, firm, corporation, or entity for any purposes whatsoever without our prior written consent. Notwithstanding the foregoing, we hereby consent to be named in the Prospectus as attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.3 to the Registration Statement. In giving this consent, we do not admit thereby that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ MCGUIREWOODS LLP

MCGUIREWOODS LLP